Exhibit 16.1

J. CRANE CPA, P.C.

139 Charles Street, Suite 344

Boston, MA 02114

January 26, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on January 19, 2011, to be filed by our former client, the Left Behind Games Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ J. Crane CPA, P.C.

J. Crane CPA, P.C.